EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT dated as of July 1, 1997 (as it may be amended in accordance with its terms, this "Agreement") between dick clark productions, inc., a Delaware corporation (the "Company"), and Mr. Francis C. La Maina (the "Executive").

           The Executive is currently the President and Chief Operating Officer of the Company and is employed pursuant to an Employment Agreement dated as of March 1, 1995 (the "Existing Employment Agreement"). The term of the Existing Employment Agreement expires on June 30, 2000. In light of the Executive's experience with the Company and his exemplary services on behalf of the Company, the Company desires to secure the services of, and continue the employment the Executive for the period ending June 30, 2002, and to do so at this time; and the Executive desires to continue in the employ of the Company through that date. Therefore, the Company shall continue to employ the Executive and the Executive shall continue his employment with the Company, upon the terms, provisions and conditions set forth herein.

           Accordingly, the Company and the Executive hereby agree as follows:

           1.         Employment.

                      (a) The Company shall employ the Executive, and the Executive shall serve the Company during the term hereof, as President and Chief Operating Officer of the Company, with such duties and responsibilities normally associated with those positions. The Executive shall devote his best efforts and a major portion of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. The Executive shall report only to the Chairman and Chief Executive Officer of the Company and the Board of Directors of the Company; and all other executives of the Company (other than the Chairman and Chief Executive Officer and the Vice President-Administration, so long as the position of Vice
President-Administration is held by Ms. Karen Clark) shall report to the Executive. The Executive's services shall be performed in Burbank, California (or such other location as the Executive and the Company may agree upon) subject to travel reasonably and customarily required by the Company in connection with the Executive's services hereunder.



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                      (b) Notwithstanding  anything to the contrary contained in this Agreement, the Executive may devote a significant portion of his business time to other business activities, including, without limitation, serving as an officer of companies a majority of whose equity is owned by Mr. Richard W. Clark ("Mr. Clark") and/or Mr. Clark and the Executive on or after the date of this Agreement; provided such companies do not compete with the business conducted by the Company and its subsidiaries ("Affiliated Companies"), providing financial and consulting services to Mr. Clark in connection with any activities that Mr. Clark is permitted to engage in accordance with his then current employment agreement with the Company and serving as a director of any Affiliated Company; provided, that engaging in such activities do not materially interfere with the Executive's performance of his duties under this Agreement.

           2.         Term of Employment.

                      The term of Executive's employment by the Company under this Agreement shall commence on and as of July 1, 1997 and, subject to earlier termination pursuant to Section 5 or 7 hereof, shall terminate on June 30, 2002 (the "Term"). Notwithstanding the foregoing, unless the Company gives written notice to the Executive prior to April 1 in any year during the Term of this Agreement that it does not intend to have the Term of this Agreement extended, the Term of this Agreement shall automatically extend for an additional year from its then current expiratory date. For purposes of this Agreement, the term "Term" shall include any extension of the then applicable Term as provided in this Section 2. An example of the operation of this Section 2 is as follows: if by April 1, 1998 the Company does not furnish a notice to the Executive that the Company does not desire the Term to be extended, then the Term shall automatically be extended until June 30, 2003.

           3.         Compensation.

                      (a) As full compensation for all services rendered by the Executive to the Company under this Agreement, the Company shall pay to the Executive (i) a base salary at the initial annual rate of $539,379, payable in equal installments (once every two weeks) in accordance with the Company's customary payroll practice for its executives, and (ii) a bonus determined in accordance with Section 3(b) hereof. On each July 1, during the term of the Executive's employment hereunder, commencing with July 1, 1998, the base salary payable to the


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Executive  pursuant to Section 3(a)(i) shall be increased by an amount,  if any, equal to the percentage increase in the consumer price index (the "CPI") for Los Angeles, California for the twelve (12) month period ended on the June 30, as next preceding such July 1, as published by the Federal Bureau of Labor Statistics (the "Bureau") or any successor entity to the Bureau multiplied by the then current base salary pursuant to Section 3(a)(i); provided that if the Bureau no longer publishes the CPI, then a comparable index reasonably acceptable to the Company and the Executive shall be substituted therefore.

                      (b) With respect to each fiscal year of the Company during the term of the Executive's employment under this Agreement, commencing with the fiscal year ending on June 30, 1998, the Company shall pay to the Executive a bonus equal to the following amounts with respect to the Pre-tax Profits of the Company, if any, during that fiscal year:

If Pretax Profits are:
Over                           But Not Over           Payment
----                           ------------           -------

0                    -         $ 7,000,000          0
$ 7,000,000          -         $10,000,000          $260,000 + 3% of Pre-tax
                                                    Profits over $7,000,000
$10,000,000          -         $15,000,000          $350,000 + 2% of Pre-tax
                                                    Profits over $10,000,000
$15,000,000          -                              $450,000 + 1% of Pre-Tax
                                                    Profits over $15,000,000

The bonus, if any, payable to the Executive pursuant to this Section 3(b) hereof with respect to any fiscal year shall be paid not later than fifteen (15) days after the receipt by the Company from its independent public accountants of the audited financial statements of the Company with respect to the applicable fiscal year. Nothing herein shall alter, modify, or amend the obligation of the Company pursuant to Section 3(b) of the Existing Employment Agreement to make a payment to the Executive pursuant to said Section 3(b) for the fiscal year ended June 30, 1997, which obligation shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement.

                      (c) As used in this Agreement the term "Pre-tax Profits" of the-Company during a fiscal year shall mean the income before taxes of the Company as shown on the audited


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consolidated  statement of profit and loss of the Company and its  subsidiaries, but without giving effect to accruals for the bonus payable to the Executive for that fiscal year pursuant to Section 3(b) hereof and any similar bonus payable to Mr. Clark for that fiscal year pursuant to Mr. Clark's then current employment agreement with the Company.

                      (d) If the Executive's employment is terminated prior to the end of a fiscal year due to his death or by the Company as a result of his disability, the bonus payable pursuant to Section 3(b) hereof in respect of that fiscal year shall be calculated (i) if such termination shall occur during the first quarter of the Company's fiscal year, by multiplying the amount determined pursuant to Section 3(b) for that entire fiscal year by a fraction, the numerator of which is the number of days in that fiscal year prior to the date of termination and the denominator of which is the number of days in that fiscal year; and (ii) if such termination shall occur subsequent to the first quarter of the Company's fiscal year, as if the Executive had been employed for that entire fiscal year. If the Executive's employment is terminated prior to the end of a fiscal year for "Cause" (as hereinafter defined), no bonus shall be payable to the Executive pursuant to Section 3(b) in respect of that fiscal year.

                      (e) For purposes of Sections 3(b) and 3(c) hereof, if the Company's fiscal year shall change (the fiscal year presently being July 1 through June 30), resulting in a fiscal year which shall be less than twelve
(12) months, the bonus payable pursuant to Section 3(b) in respect of that short fiscal year shall be calculated (i) by multiplying the amount of the Pre-tax Profits determined pursuant to Section 3(c) for that entire short fiscal year by a fraction of which the numerator is twelve (12) and the denominator is the number of months in that short fiscal year; (ii) by determining the bonus in accordance with Section 3(b) based on the amount resulting from the calculations in clause (i) above; and (iii) by multiplying such bonus amount resulting from the calculation in clause (ii) above by a fraction of which the numerator is the number of months in that shortened fiscal year and the denominator is twelve
(12).

           4.         Fringe Benefits; Expenses.

                      (a) The Executive shall be entitled to receive all health (other than disability) and pension benefits provided by the Company to any of its executives and to all other fringe benefits provided by the Company to its executives as a group and shall also be entitled to


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participate  in all benefit plans provided by the Company to its executives as a group. The Executive shall also be entitled to a term life insurance policy, naming such beneficiaries as the Executive shall specify from time to time, in an amount equal to $3,000,000.

                      (b) The Company shall reimburse the Executive for all reasonable expenses (including, without limitation, entertainment expenses) incurred by the Executive in connection with the performance of his services for the Company (it being agreed that first-class travel and accommodations are reasonable expenses), upon submission of receipts and/or vouchers in accordance with the Company's customary policy.

                      (c) The Executive shall be entitled to six (6) weeks vacation time annually, to be taken at times selected by him, with the reasonable concurrence of the Chief Executive Officer of the Company, which are consistent with the proper performance of the Executive's duties under this Agreement. The Executive may accrue up to two (2) weeks unused vacation time annually.

           5.         Disability or Death.

                      (a) If, as the result of any physical or mental disability, the Executive shall have failed or been unable to perform his duties to the Company hereunder for a period of one hundred eighty (180) consecutive days, the Company may, by notice to the Executive subsequent thereto, terminate the Executive's employment under this Agreement prior to the end of the Term, effective as of the date of the notice. If the Executive's employment is terminated pursuant to this Section 5(a), the Company shall pay to the Executive (in equal installments every two (2) weeks) (i) for the period from the date of termination through the June 30 next succeeding such date of termination, an amount equal to his base salary for such period at the date of termination; (ii) for the next succeeding twelve (12) month period, an amount equal to 80% of his base salary at the date of termination; (iii) for the next succeeding twelve
(12) month period, an amount equal to 60% of his base salary at the date of termination; and (iv) for the twenty-four (24) month period commencing on the date of the last payment required to be made pursuant to clauses (i), (ii) and
(iii) above, an amount equal to 50% of his base salary at the date of termination.

                      (b) The period of the Executive's employment under this Agreement shall automatically terminate prior to the end of the Term upon his death. In the event of such termination upon death, the Company shall pay to the beneficiary or beneficiaries of the Executive

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as  designated  in writing by the  Executive to the Company (or if the Executive
fails to so designate a beneficiary, to his estate), an amount at an annual rate equal to his base salary in effect on the date of his death for a period of two
(2) years from the date of his death, payable in equal installments on the first day of the month next succeeding the date of death and the first day of every third month thereafter.

           6.         Non-Competition; Confidential Information.

                      (a) (i) During the period of the Executive's employment under this Agreement or (ii) through the end of the then current Term of this Agreement, if the Executive voluntarily terminates his employment (other than because of a Change of Control (as such term is defined in Section 8 hereof) or a termination by the Executive in accordance with Section 7(c) hereof) or if the Executive's employment is terminated by the Company for Cause (as such term is hereinafter defined) as provided for hereunder, the Executive shall not, directly or indirectly, engage or be interested (as a stockholder, director, officer, agent, broker, partner, individual proprietor, lender or otherwise) in any other business which is competitive with the business of the Company and its subsidiaries, except that the Executive may (i) engage in the activities otherwise permitted pursuant to Section l(b) hereof, whether or not competitive with the Company or any of its subsidiaries and (ii) hold not more than 5% of the outstanding securities of any class of any publicly held company; provided that this Section 6 shall not prohibit the Executive from holding more than 5% of the outstanding securities of any class of capital stock of the Company.

                      (b) The Executive shall not, directly or indirectly, either during the period of the Executive's employment under this Agreement or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by applicable law or subpoena), or use in competition with the Company, any information acquired by the Executive during his employment by the Company with respect to any confidential or secret aspect of the Company's operations, business, affairs, plans, prospects, strategies or condition (financial or otherwise) unless such information has become public knowledge other than by reason of actions (direct or indirect) of the Executive.

                      (c) The Executive shall not, directly or indirectly, either during the period of the Executive's employment under this Agreement or for a period of one (1) year thereafter,


                                      - 6 -

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solicit the  services of any person who was a full-time  employee of the Company
(other than employees employed for limited periods of time in connection with the production of particular television or motion picture programming) during the last year of the term of the Executive's employment under this Agreement.

                      (d) The Executive acknowledges that the remedy at law (including, without limitation, a remedy calculated as monetary damages) for breach of his covenants under this Section 6 will be inadequate and, accordingly, in the event of any breach or threatened breach by the Executive of the provisions of this Section 6, the Company shall be entitled, in addition to all other remedies, whether at law, in equity or otherwise, to an injunction and/or other appropriate equitable relief restraining any such breach (without posting any bond or other security or being required to prove actual damages).

           7.         Termination.

                      (a) The Company shall have the right to terminate and the Executive's employment with the Company under this Agreement (i) for Cause or
(ii) Without Cause. For purposes of this Agreement, the term "Cause, shall mean any material breach of the Executive's obligations under Section 6 of this Agreement which is not cured within thirty (30) days after written notice of any such breach is furnished to the Executive, the conviction of the Executive of a felony, gross misconduct related to the Executive's position or duties with the Company which is likely to materially adversely affect the Company's financial condition, the chronic addiction of the Executive to drugs or alcohol which materially adversely affects the Executive's performance of his duties under this Agreement, or the Executive's willful failure to perform his material duties within a reasonable period under the circumstances after written notice (specifically identifying the manner in which the Board of Directors believes that the Executive has failed) from the Board of Directors of the Company; (provided that such duties are consistent, in the reasonable opinion of the Executive after obtaining an opinion of counsel, with this Agreement and applicable law.

                      (b) If the employment of the Executive is terminated for Cause, the Company shall not be obligated to make any further payment to the Executive (other than accrued and unpaid salary and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or by applicable law) to the Executive


                                      - 7 -

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under this Agreement.  If the employment of the Executive is terminated  Without
Cause, then (except as otherwise provided in the Section 11 hereof) the Company shall pay to the Executive, in equal monthly installments, all of his compensation (base salary and bonuses) pursuant to Section 3 hereof as if this Agreement had not been terminated for the greater of (x) the remainder of the then current Term and (y) three (3) years after termination, all regardless of the amount of compensation the Executive may earn or be able to earn with respect to any other employment that the Executive may obtain or be able to obtain (i.e. the Executive shall have no duty to mitigate and the Company shall have no right to offset). For purposes hereof, the term "Without Cause" shall mean a termination of the Executive's employment hereunder for a reason other than pursuant to Section 7(a) hereof.

                      (c) The Executive shall have the right to terminate his employment with the Company under this Agreement prior to the end of the Term, upon thirty (30) days' prior notice to the Company given within sixty (60) days following the occurrence of any of the following events:

                                 (i) the  Executive is not retained as President
                      and Chief Operating Officer of the Company even if the Executive is allowed to continue in the employ of the Company, or

                                 (ii) the Company materially reduces the Executive's duties and responsibilities hereunder and the Executive objects within thirty (30) days of any such reduction and the Company does not restore such duties and responsibilities within forty-five (45) days thereafter. Without limiting the provisions of Section 8 hereof, the Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity; provided that the Executive shall continue to have the same duties and responsibilities with respect to the Company's business following such sale or combination.

If this Agreement is terminated by the Executive as set forth in this Section 7(c), such termination shall be deemed to be a termination by the Company Without Cause, with the same effect as


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otherwise provided in this Agreement.

           8. Change of Control. Notwithstanding anything in this Agreement to the contrary (but without limiting Section 11 hereof), if the Executive shall voluntarily terminate his employment with the Company within one hundred twenty (120) days after a Change of Control (as such term is hereinafter defined), the Company shall pay to the Executive an amount at an annual rate (payable in equal monthly installments) equal to his base salary in effect on the date of termination of employment for a period from the date of such termination and ending three (3) years thereafter, regardless of the amount of compensation the Executive may earn or be able to earn with respect to any other employment that the Executive may obtain (i.e., the Executive shall have not duty to mitigate and the Company shall have no duty to mitigate. For purposes of this Agreement the term "Change of Control" shall mean Mr. Clark and/or the Executive not controlling, either through direct or beneficial ownership or by contract or otherwise, in the aggregate, shares of capital stock of the Company sufficient to elect a majority of the Board of Directors of the Company, unless the reason that neither Mr. Clark and/or the Executive is unable to control such number of shares is due to the sale of stock by the Company to the public during such periods of time when Mr. Clark and/or the Executive are serving in their present positions with the Company.

           9. "Piggyback" Registration. Unless the Executive's employment with the Company is terminated for Cause prior to June 30, 2000, if at any time the Company proposes to file a registration statement under the Securities Act of 1933, as amended (the "Act") on Form S-1, Form S-2 or Form S-3 (or any successors to those Forms) covering an offering of the Company's Common Stock by the Company in which any of its shareholders participates, it shall include in the registration statement such number of the Executive's shares of the Company's Common Stock as the Executive may designate in his request. If any registration of which the Executive is given notice pursuant to the preceding sentence shall be, in whole or in part, in connection with an underwritten offering of the Company's Common Stock, any request by the Executive pursuant to this Section 9 to register the distribution of the Executive's shares of the Company's Common Stock may, but need not, specify that those shares are to be included in the underwriting on the same terms and conditions as the shares of the Company's Common Stock, if any, otherwise being


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sold through underwriters.  However, if the managing underwriter or underwriters determine and advise the Company in writing that the inclusion in the registration of all or a portion of the Executive's shares of the Company's Common Stock would interfere with the successful marketing of the other shares of the Company's Common Stock being sold, the Company shall not be obligated to include the Executive's shares which would interfere with the successful marketing of the other shares being sold; provided, that the Executive's shares are excluded pro rata with the shares of the other shareholders whose shares are to be included in the registration. If there is an underwritten offering of the shares of the Company's Common Stock and the Executive has the opportunity but does not sell his shares of Common Stock to the underwriter or underwriters, the Executive shall not sell those shares (i) during the period of distribution of the shares of the Company's Common Stock by the underwriter or underwriters and
(ii) during any further period that participants in the offering agree not to sell their shares of the Company's Common Stock at the request of the underwriter or underwriters. Notwithstanding the foregoing, the Company shall not be obligated to include the Executive's shares of Common Stock in a registration statement if, the sale of the Executive's shares of Common Stock would be exempt from the registration requirements of the Act and, if requested, the Company has delivered to the Executive an opinion of counsel to the Company that such Common Stock is so exempting connection with any registration of all or a portion of the Executive's shares of the Company's Common Stock as contemplated by this Section 9, the Executive shall pay such of the expenses of such registration as the other shareholders included in such registration, in the proportion that the Executive's shares subject to the registration bear to the total number of shares of all shareholders whose shares are subject to the registration.

           The Company shall indemnify the Executive and his heirs, estate and personal representatives and hold each of them harmless against any damage, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in any registration statement or prospectus relating to the distribution of the Executive's shares of the Company's Common Stock, except to the extent the damage, loss, cost or expense arises out of a statement or omission that was based upon


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information  furnished in writing to the Company by the Executive for use in the registration statement or prospectus. The Executive shall indemnify the Company, its directors, officers, employees, agents and affiliates and their respective successors and assigns and hold each of them harmless against any damage, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in any registration statement or prospectus relating to the distribution of his shares of the Company's Common Stock to the extent the damage, loss, cost or expense arises out of a statement or omission that was based upon information furnished in writing to the Company by the Executive for use in the registration statement or prospectus. Promptly after receipt by an indemnified party of notice of the commencement of any action, suit or other proceeding for which such indemnified party is entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party of the commencement of any such action, suit or other proceeding. Failure to give such a notice shall not affect any liability the indemnifying party may have to the indemnified party otherwise than under this paragraph, except to the extent that the failure to notify shall have a material adverse affect on the indemnifying party's ability to defend the action, suit or other proceeding. The indemnifying party may participate in the action or may assume the defense of the action, with counsel reasonably satisfactory to the indemnified party. After giving notice of such an assumption of the defense, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense other than the reasonable costs of investigation. Unless the indemnifying party shall fail to assume the defense of an action for which the indemnifying party is obligated to provide indemnification hereunder, the indemnified party shall not settle any claim or action without the consent of the indemnifying party.

           10.        Miscellaneous.

                      (a) This Agreement shall be governed by and construed in accordance with the law of California applicable to agreements made and to be performed in California, and without regard to its principles of conflicts of law.

                      (b) This Agreement sets forth the entire understanding and agreement between


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the Company and the Executive with respect to its subject matter, supersedes all previous agreements between them relating to such subject matter (whether written or oral), all of which are merged herein (including, without limitation, the Existing Agreement). Notwithstanding the immediately preceding sentence, it is the intention of the Executive and the Company that nothing in this Agreement affect the options granted to the Executive by the Existing Employment Agreement under the Company's Stock Option Plan. There are no representations, warranties or promises between the parties with respect to the subject matter hereof, other than those set forth herein.

                      (c) Any notice or other communication under or relating to this Agreement shall be in writing and shall be considered given when actually received by the intended recipient and shall be delivered personally or mailed by certified mail, return receipt requested (postage paid), or by telecopy if sent before 4:00 p.m. (California time) on a business day, to the parties at their respective addresses or facsimile numbers, as the case may be, set forth below (or at such other address, or facsimile number, as a party may specify by notice to the other):

                     If to the Company, to it at:

                     3003 West Olive Avenue
                     Burbank, California 91505-4590
                     Attn: Chairman
                     Fax No.: (818) 566-6690

                     With a copy to:

                     Martin Eric Weisberg, Esq.
                     Parker Chapin Flattau & Klimpl, LLP
                     1211 Avenue of the Americas
                     New York, New York 10036-8735
                     Fax No.: (212) 704-6288

                     If to the Executive, to him at:

                     3003 West Olive Avenue
                     Burbank, California 91505-4590
                     Fax No.: (818) 566-6690
                     with a copy to:

                     Eric B. Woldenberg, Esq.
                     Pryor Cashman Sherman & Flynn
                     410 Park Avenue
                     New York, New York 10022
                     Fax No.: (212) 326-0806


                      (d) The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any one occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision on any other occasion or any other term or provision of this Agreement. Any waiver shall be limited to the specific instance for which it is given. This Agreement may not be waived, amended, modified or altered, except by an instrument in writing duly executed by each of the Company and the Executive.

                      (e) The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as is far as possible under applicable law. If any term or provision of this agreement is invalid or unenforceable in any one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

                      (f) This Agreement is not assignable by either party, except that it shall inure to the benefit of and be binding upon any person or entity which is a successor to the Company by merger or consolidation or which acquires all or substantially all of the Company's assets; provided such successor assumes all of the obligations of the Company; and the Agreement shall inure to the benefit of the heirs, estate and legal representatives of the Executive.

           11. No Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if, at any time after the date hereof, the Company obtains a written opinion of tax counsel to the Company ("Tax Counsel") to the effect that there exists a substantial likelihood that any payment to which the Executive would (but for the application of this Section 11) be entitled under this Agreement would (but for such application) then be treated as an excess parachute payment (as such term is defined in Section 280G of the internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder), then this Agreement shall be amended by adjusting the amounts, timing and manner of determination of the payments to which the Executive is entitled hereunder to the extent and in the manner necessary so that, in the opinion of Tax Counsel, there does not exist a substantial likelihood that any payment that the Executive is entitled to under this Agreement (as so amended) will be treated as an excess parachute payment, and otherwise in an equitable fashion.

           12. Headings. Section headings are inserted herein for convenience of reference only, shall have no substantive aspect and shall not be taken into account in connection with the interpretation or construction of this Agreement.

           IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                           dick clark productions, inc.



                                           By:  /s/ Richard W. Clark
                                              ---------------------------
                                                 Name: Richard W. Clark
                                                 Title:Chairman and Chief
                                                       Executive Officer



                                                 /s/ Francis C. La Maina
                                              ---------------------------
                                                 Francis C. La Maina